EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEDIAMIND TECHNOLOGIES INC.

                                 , 2010

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is MediaMind Technologies Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 15, 1999 (originally incorporated as Ilissos, Inc.).

SECOND: The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

THIRD: The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “D.G.C.L.”). Prompt written notice of the adoption of the amendments and of the restatement of the Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in § 228 of the D.G.C.L.

FOURTH: This Certificate shall become effective as of                     .

FIFTH: The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

Article 1. NAME

The name of the corporation is MediaMind Technologies Inc.

Article 2. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 1313 N. Market Street, Suite 5100, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is PHS Corporate Services, Inc.

Article 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

Article 4. CAPITAL STOCK

4.1 Authorized Shares

The total number of shares of stock which the Corporation shall have authority to issue is 89,000,000, consisting of 88,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law.

4.2 Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

Article 5. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

The stockholders may adopt, amend or repeal the bylaws only with the affirmative vote of the holders of 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Article 6. BOARD OF DIRECTORS

(1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than eleven directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(2) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2011 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2012 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2013 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(3) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address

Class I	Timothy I. Maudlin	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

	James Warner	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

Class II	Eli Barkat	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

	Michael J. Kelly	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

	Deven Parekh	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

Class III	Guy Gamzu	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

	Gal Trifon	c/o MediaMind Technologies Inc. 135 West 18th Street, 5th Floor New York, NY 10011

(4) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(5) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(6) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(7) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

Article 7. INDEMNIFICATION

(1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 7 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this Article 7 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article 7 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

Article 8. WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting.

Article 9. SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

Article 10. AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 5, 6, 7, 8, 9 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles 5, 6, 7, 8, 9 and this Article 10, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, MediaMind Technologies Inc. has executed this Amended and Restated Certificate of Incorporation this          day of                     , 2010.

MEDIAMIND TECHNOLOGIES INC.

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